Exhibit 99.2

Part I - Financial Information

Item 1. Financial Statements

Amcor plc and Subsidiaries

Condensed Consolidated Statement of Income

(Unaudited)

	Three Months Ended September 30,
($ in millions, except per share data)	2019	2018
Net sales	$3,140.7	$2,262.4
Cost of sales	(2,594.0)	(1,868.6)

Gross profit	546.7	393.8

Operating expenses:
Selling, general, and administrative expenses	(371.9)	(198.3)
Research and development expenses	(25.9)	(14.2)
Restructuring and related expenses	(17.6)	(12.5)
Other income, net	9.3	8.7

Operating income	140.6	177.5

Interest income	6.7	2.9
Interest expense	(59.7)	(56.3)
Other non-operating income (loss), net	7.6	(2.6)

Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	95.2	121.5

Income tax expense	(21.8)	(21.7)
Equity in income (loss) of affiliated companies, net of tax	2.3	1.7

Income from continuing operations	75.7	101.5

Income (loss) from discontinued operations, net of tax	(7.7)	—

Net income	$68.0	$101.5

Net (income) loss attributable to non-controlling interests	(2.0)	(3.1)

Net income attributable to Amcor plc	$66.0	$98.4

Basic earnings per share:
Income from continuing operations	$0.05	$0.09
Income from discontinued operations	(0.01)	—
Net income	$0.04	$0.09

Diluted earnings per share:
Income from continuing operations	$0.05	$0.08
Income from discontinued operations	(0.01)	—
Net income	$0.04	$0.08

See accompanying notes to condensed consolidated financial statements.

Amcor plc and Subsidiaries

Condensed Consolidated Statement of Comprehensive Income

(Unaudited)

	Three Months Ended September 30,
($ in millions)	2019	2018
Net income	$68.0	$101.5
Other comprehensive income (loss):
Net gains (losses) on cash flow hedges, net of tax (a)	0.6	(2.2)
Foreign currency translation adjustments, net of tax (b)	(50.7)	33.5
Net investment hedge of foreign operations, net of tax (c)	(1.9)	(24.9)
Pension, net of tax (d)	0.9	0.3
Other comprehensive income (loss)	(51.1)	6.7
Total comprehensive income	16.9	108.2
Comprehensive (income) loss attributable to non-controlling interest	(2.0)	(3.1)
Comprehensive income attributable to Amcor plc	$14.9	$105.1

(a) Tax (expense) benefit related to cash flow hedges	$—	$0.3
(b) Tax (expense) benefit related to foreign currency translation adjustments	$(2.1)	$(4.8)
(c) Tax (expense) benefit related to net investment hedge of foreign operations	$0.9	$7.5
(d) Tax (expense) benefit related to pension adjustments	$(0.2)	$(0.1)

See accompanying notes to condensed consolidated financial statements.

Amcor plc and Subsidiaries

Condensed Consolidated Balance Sheet

(Unaudited)

(in millions)	September 30, 2019	June 30, 2019
Assets
Current assets:
Cash and cash equivalents	$480.2	$601.6
Trade receivables, net	1,789.5	1,864.3
Inventories, net	1,874.4	1,953.8
Prepaid expenses and other current assets	418.1	374.3
Assets held for sale	—	416.1
Total current assets	4,562.2	5,210.1
Non-current assets:
Investments in affiliated companies	103.1	98.9
Property, plant and equipment, net	3,869.0	3,975.0
Operating lease assets	569.8	—
Deferred tax assets	156.7	190.9
Other intangible assets, net	2,123.0	2,306.8
Goodwill	5,117.3	5,156.0
Employee benefit assets	39.5	40.2
Other non-current assets	190.1	187.1
Total non-current assets	12,168.5	11,954.9
Total assets	$16,730.7	$17,165.0
Liabilities
Current liabilities:
Current portion of long-term debt	$5.0	$5.4
Short-term debt	312.8	788.8
Trade payables	1,891.9	2,303.4
Accrued employee costs	343.9	378.4
Other current liabilities	1,286.0	1,044.9
Liabilities held for sale	—	20.9
Total current liabilities	3,839.6	4,541.8
Non-current liabilities:
Long-term debt, less current portion	5,454.8	5,309.0
Operating lease liabilities	506.8	—
Deferred tax liabilities	850.8	1,011.7
Employee benefit obligations	372.4	386.8
Other non-current liabilities	214.9	241.0
Total non-current liabilities	7,399.7	6,948.5
Total liabilities	11,239.3	11,490.3

Commitments and contingencies (See Note 16)

Shareholders' Equity
Amcor plc shareholders’ equity:
Ordinary shares ($0.01 par value)
Authorized (9,000.0 shares)
Issued (1,620.1 and 1,625.9 shares, respectively)	16.2	16.3
Additional paid-in capital	5,940.7	6,007.5
Retained earnings	252.3	323.7
Accumulated other comprehensive income (loss)	(773.5)	(722.4)
Treasury shares (1.1 and 1.4 shares, respectively)	(11.5)	(16.1)
Total Amcor plc shareholders' equity	5,424.2	5,609.0
Non-controlling interest	67.2	65.7
Total shareholders' equity	5,491.4	5,674.7
Total liabilities and shareholders' equity	$16,730.7	$17,165.0

See accompanying notes to condensed consolidated financial statements.

Amcor plc and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(Unaudited)

	Three Months Ended September 30,
($ in millions)	2019	2018
Cash flows from operating activities:
Net income	$68.0	$101.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and impairment	184.3	86.0
Net periodic benefit cost	1.6	2.7
Amortization of debt discount and deferred financing costs	1.4	1.4
Amortization of deferred gain on sale and leasebacks	—	(1.8)
Net gain on disposal of property, plant and equipment	(0.2)	(1.1)
Equity in (income) of affiliated companies	(2.3)	(1.7)
Net foreign exchange (gain) loss	6.5	6.4
Share-based compensation	6.0	4.5
Other, net	10.8	(0.6)
Loss on transition to hyperinflationary accounting for Argentine subsidiaries	19.3	9.4
Deferred income taxes, net	(36.6)	7.5
Changes in operating assets and liabilities, excluding effect of acquisitions, divestitures, and currency	(348.2)	(520.0)
Net cash provided by operating activities	(89.4)	(305.8)
Cash flows from investing activities:
Investments in affiliated companies	—	(0.8)
Purchase of property, plant and equipment and other intangible assets	(115.4)	(112.8)
Proceeds from divestiture	397.1	—
Proceeds from sales of property, plant and equipment and other intangible assets	2.4	7.8
Net cash (used in) provided by investing activities	284.1	(105.8)
Cash flows from financing activities:
Proceeds from issuance of shares	0.7	9.1
Settlement of forward contracts	—	(28.7)
Purchase of treasury shares	(10.2)	(21.2)
Proceeds from issuance of long-term debt	1,728.0	1,564.2
Repayment of long-term debt	(1,805.0)	(1,389.2)
Net borrowing/(repayment) of short-term debt	(160.6)	22.7
Repayment of lease liabilities	(0.3)	(0.5)
Share buyback/cancellations	(58.3)	—
Dividends paid to non-controlling interests	(0.5)	(2.1)
Net cash used in financing activities	(306.2)	154.3

Effect of exchange rates on cash and cash equivalents	(9.9)	(9.3)

Net increase (decrease) in cash and cash equivalents	(121.4)	(266.6)
Cash and cash equivalents balance at beginning of year	601.6	620.8

Cash and cash equivalents balance at end of period	$480.2	$354.2

Interest paid, net of amounts capitalized	$38.5	$31.5
Income taxes paid	$54.0	$24.1

See accompanying notes to condensed consolidated financial statements.

Amcor plc and Subsidiaries

Condensed Consolidated Statement of Equity

(Unaudited)

($ in millions, except per share data)	Ordinary Shares	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Shares	Non-controlling Interest	Total
Balance as of June 30, 2018	$—	$784.4	$561.4	$(708.5)	$(10.7)	$68.8	$695.4
Net income (loss)			98.4			3.1	101.5
Other comprehensive income (loss)				6.7			6.7
Dividends declared ($0.24 per share)			(278.0)			(2.1)	(280.1)
Options exercised and shares vested		(17.3)			26.7		9.4
Settlement of forward contracts to purchase own equity to meet share based incentive plans, net of tax		25.1			(25.1)		—
Purchase of treasury shares					(21.2)		(21.2)
Share-based compensation expense		4.5					4.5
Change in non-controlling interest		(0.1)					(0.1)
Balance as of September 30, 2018	$—	$796.6	$381.8	$(701.8)	$(30.3)	$69.8	$516.1

Balance as of June 30, 2019	$16.3	$6,007.5	$323.7	$(722.4)	$(16.1)	$65.7	$5,674.7
Net income (loss)			66.0			2.0	68.0
Other comprehensive income (loss)				(51.1)			(51.1)
Share buyback/cancellations	(0.1)	(58.2)					(58.3)
Dividends declared ($0.12 per share)			(195.6)			(0.5)	(196.1)
Options exercised and shares vested		(14.6)			14.8		0.2
Purchase of treasury shares					(10.2)		(10.2)
Share-based compensation expense		6.0					6.0
Cumulative adjustment due to adoption of ASC 842 (1)			58.2				58.2
Balance as of September 30, 2019	$16.2	$5,940.7	$252.3	$(773.5)	$(11.5)	$67.2	$5,491.4

(1) Refer to Note 10, "Leases" for more information.

See accompanying notes to condensed consolidated financial statements.

Amcor plc and Subsidiaries

Notes to Condensed Consolidated Financial Statements

Note 1 - Nature of Operations and Basis of Presentation

Amcor plc ("Amcor" or the "Company") is a global packaging company that employs approximately 50,000 people across approximately 250 sites in more than 40 countries. The Company develops and produces a broad range of packaging products including flexible packaging and rigid packaging containers.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) for interim financial information. Consistent with these requirements, this Form 10-Q does not include all the information required by U.S. GAAP for complete financial statements. It is management's opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair statement of its financial position, results of operations and cash flows. For further information, this Form 10-Q should be read in conjunction with the Consolidated Financial Statements and accompanying Notes in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2019.

Note 2 - New Accounting Guidance

Recently Adopted Accounting Standards

In February 2018, the Financial Accounting Standards Board ("FASB") issued guidance that requires the Company to disclose a description of the Company’s accounting policy for releasing income tax effects from accumulated other comprehensive income and whether the Company elects to reclassify the stranded income tax effects from the Tax Cuts and Jobs Act (‘‘The Act’’), along with information about other income tax effects that are reclassified. For all entities, the guidance is effective for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. Entities can choose whether to apply the amendments retrospectively to each period in which the effect of the Act is recognized or to apply the amendments in the period of adoption. This guidance was effective for the Company on July 1, 2019. The Company adopted the new guidance effective July 1, 2019 and did not elect the optional reclassification.

In August 2017, the FASB issued guidance which simplifies existing guidance in order to allow companies to more accurately present the economic effects of risk management activities in the financial statements. For public business entities, the amendments in Accounting Standards Update ("ASU") 2017-12 were effective for financial statements issued for fiscal years beginning after December 15, 2018 and interim periods within those fiscal years. This guidance was effective for the Company on July 1, 2019 using the modified respective approach, with the exception of presentation and disclosure guidance which is adopted prospectively. Implementation of the standard did not have a material impact on the the Company's condensed consolidated financial statements.

In February 2016, the FASB issued guidance that required lessees to put most leases on their balance sheets but recognize expenses on their income statements in a manner similar to today’s accounting. The guidance also eliminates today’s real estate-specific provisions and changes the guidance on sale-leaseback transactions, initial direct costs and lease executory costs for all entities. Lease classification will determine how to recognize lease-related revenue and expense.  The Company adopted the new lease standard at July 1, 2019 using a simplified transition option that allows for a cumulative-effect adjustment in the period of adoption and therefore did not restate prior periods. The Company also elected to adopt the package of practical expedients which allows for existing operating leases to continue to be classified as operating leases under the new guidance without reassessing whether the contracts contain a lease under the new guidance or whether classification of the operating lease would be different under the new standard. The Company did not elect the use-of-hindsight practical expedient but did adopt the practical expedient pertaining to land easements which provides the option not to reassess whether land easements not previously accounted for as leases under prior leasing guidance would be leases under the new guidance.

Adoption of the new leasing standard resulted in the following impacts to the Company's unaudited condensed consolidated financial statements: the establishment of a lease liability of $590.5 million, including current portion, a corresponding right-of-use asset of $569.8 million, and the reclassification of approximately $58.2 million (net of tax) of deferred gains on sale leaseback transactions.

The complete impact of the changes made to the Company's unaudited condensed consolidated balance sheet due to the adoption of the new leasing guidance were as follows:

($ in millions)	June 30, 2019	Adjustments due to Adoption	At July 1, 2019
Operating lease assets	—	569.8	569.8
Other current liabilities	1,044.9	54.3	1,099.2
Operating lease liabilities	—	506.8	506.8
Deferred tax liabilities	1,011.7	18.7	1,030.4
Other non-current liabilities	241.0	(68.2)	172.8
Retained earnings	323.7	58.2	381.9

Due to the adoption of the guidance using the simplified transition option, there are no changes to the Company's previously reported results prior to July 1, 2019. Lease expense is not expected to change materially as a result of adoption of the new guidance. The Company changed its disclosures related to leasing beginning in fiscal year 2020. Refer to Note 10, "Leases".

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued guidance which requires financial assets or a group of financial assets measured at amortized cost basis to be presented at the net amount expected to be collected when finalized. The allowance for credit losses is a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. This guidance affects loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables and any other financial assets not excluded from the scope that have the contractual right to receive cash. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. The guidance will be effective for the Company on July 1, 2020 and will be adopted using the modified retrospective approach. The Company is currently assessing the impact that the adoption of this new guidance will have on its condensed consolidated financial statements.

The Company considers the applicability and impact of all ASUs issued by the FASB. The Company determined that all other ASUs not yet adopted to be either not applicable or are expected to have minimal impact on the Company's consolidated financial statements at this time.

Note 3 - Acquisitions

Bemis Company, Inc.

On June 11, 2019, the Company completed the acquisition of 100% of the outstanding shares of Bemis Company, Inc ("Bemis"), a global manufacturer of flexible packaging products based in the United States. Pursuant to the Transaction Agreement, dated as of August 6, 2018, each outstanding share of Bemis common stock that was issued and outstanding upon completion of the transaction was converted into the right to receive 5.1 ordinary shares of the Company traded on the New York Stock Exchange ("NYSE").

The following table summarizes the fair value of consideration exchanged:

Bemis shares outstanding at June 11, 2019 (in millions)	91.7
Share exchange ratio	5.1
Price per share (based on Amcor’s closing share price on June 11, 2019)	$11.18
Total equity consideration ($ in millions)	$5,229.6

The acquisition of Bemis positions the Company as a global leader in consumer packaging with a comprehensive global footprint in flexible packaging and greater scale in key regions of North America, Latin America, Asia Pacific and Europe, along with industry-leading research and development capabilities. The Bemis acquisition contributed approximately $970 million in net sales and a $6 million net loss, which includes transaction and integration related costs and purchase accounting, to the first quarter of fiscal year 2020 results.

The acquisition of Bemis was accounted for as a business combination in accordance with ASC 805, "Business Combinations," which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. Since the date of acquisition, the Company has revised the allocation of the purchase price of the tangible and intangible assets and liabilities assumed based on an analysis of information that has been made available as of September 30, 2019. The changes in estimates recorded at September 30, 2019 include a $16.9 million increase to inventories, a $119.0 million decrease to finite lived intangible assets, a $48.6 million increase in assets held for sale, a $111.9 million decrease to deferred tax liabilities, a $41.9 million increase to other non-current liabilities and a $6.6 million decrease to goodwill. The allocation of fair value for the assets and liabilities acquired remains preliminary and may continue to be adjusted up to one year after the acquisition. Accordingly, final determination of the fair values may result in further adjustments to the values presented in the table on the next page.

($ in millions)
Cash and cash equivalents	$3.3
Trade receivables	436.4
Inventories	682.0
Prepaid expenses and other current assets	83.5
Assets held for sale	464.2
Property, plant and equipment	1,388.3
Deferred tax assets	35.5
Other intangible assets	1,911.2
Other non-current assets	34.5
Total identifiable assets acquired	5,038.9

Current portion of long-term debt	1.7
Short-term debt	8.6
Trade payables	287.7
Accrued employee costs	159.3
Other current liabilities	281.8
Liabilities held for sale	21.9
Long-term debt, less current portion	1,365.3
Deferred tax liabilities	670.7
Employee benefit obligation	62.6
Other non-current liabilities	80.8
Total liabilities assumed	2,940.4
Net identifiable assets acquired	2,098.5
Goodwill	3,131.1
Net assets acquired	$5,229.6

The following table details the preliminary identifiable intangible assets acquired from Bemis, their fair values and estimated useful lives:

	Fair Value	Weighted- average Estimated Useful Life
	($ in millions)	(Years)
Customer relationships	$1,630.0	15
Technology	110.0	7
Other	171.2	8
Total other intangible assets	$1,911.2

The purchase price allocation is preliminary in nature and subject to adjustments, which could be material. Any necessary adjustments will be finalized within one year from the date of acquisition. The preliminary allocation of the purchase price as of September 30, 2019 has resulted in $3,131.1 million of goodwill for the Flexibles segment, which is not tax deductible. The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and non-contractual relationships, as well as expected future synergies. As the Company finalizes the valuation of assets acquired and liabilities assumed, it will determine to which reporting units within the Company's segments any changes in goodwill should be recorded.

The fair value measurement of tangible and intangible assets and liabilities was based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.

Closing of the Bemis acquisition was conditional upon the receipt of regulatory approvals, approval by both Amcor and Bemis shareholders, and satisfaction of other customary conditions. In order to satisfy certain regulatory approvals, the Company was required to divest three of Bemis' medical packaging facilities located in the United Kingdom and Ireland ("EC Remedy") and three Amcor medical packaging facilities in the United States ("U.S. Remedy"). The U.S. Remedy was completed during the fourth quarter of fiscal 2019 and the Company received $214.2 million resulting in a gain of $159.1 million. The EC Remedy was completed during the first quarter of fiscal 2020 and the Company received $397.1 million and recorded a loss on the sale of $8.8 million which is the result of the reclassification of accumulated foreign currency translation amounts from accumulated other comprehensive income to earnings from discontinued operations upon sale of the EC Remedy.

The following unaudited pro forma information has been prepared as if the acquisition of Bemis and the sale of the EC Remedy and U.S. Remedy had occurred as of July 1, 2018. The unaudited pro forma information combines the historical results of Amcor and Bemis.

Three Months Ended September 30,
($ in millions)	2018
Net sales	$3,223.5
Income from continuing operations	$126.5

Pro forma adjustments to net sales are as follows:

•	Excludes net sales of the EC Remedy and U.S. Remedy.

Pro forma adjustments to income from continuing operations attributable to Amcor plc are as follows:

•	Excludes income from the EC Remedy which has been accounted for as a discontinued operation and the U.S. Remedy which has been reported in U.S. GAAP income from continuing operations;

•	excludes acquisition related charges;

•	includes preliminary acquisition accounting adjustments, including amortization and depreciation adjustments as a result of the fair value adjustment to property, plant and equipment; and

•	excludes the impact on net income attributable to purchase accounting related inventory effects and sales backlog amortization given these charges do not have a continuing impact on the consolidated results.

The pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it intended to be a projection of future results. For example, the pro forma results do not include the expected synergies from the transactions, nor the related costs to achieve.

Note 4 - Discontinued Operations

On February 11, 2019, the Company received approval from the European Commission ("EC") for the acquisition of Bemis. A condition of the approval was an agreement to divest three Bemis medical packaging facilities located in the United Kingdom and Ireland ("EC Remedy"). Upon completion of the Bemis acquisition on June 11, 2019, the Company determined that the EC Remedy met the criteria to be classified as a discontinued operation, in accordance with ASC 205-20, "Discontinued Operations." The sale of the EC Remedy closed on August 8, 2019. The Company recorded a loss on the sale of $8.8 million, which is the result of the reclassification of accumulated foreign currency translation amounts from accumulated other comprehensive income to earnings from discontinued operations upon sale of the EC Remedy.

The following table summarizes the results of the EC Remedy, classified as discontinued operations, from July 1, 2019 until the sale of the EC Remedy on August 8, 2019:

Three Months Ended September 30,
($ in millions)	2019
Net sales	$15.8

Income (loss) from discontinued operations	(7.1)
Tax expense on discontinued operations	0.6
Income (loss) from discontinued operations, net of tax	$(7.7)

Note 5 - Restructuring Plans

2019 Bemis Integration Plan

In connection with the acquisition of Bemis, the Company initiated restructuring activities in the fourth quarter of 2019 aimed at integrating and optimizing the combined organization. As previously announced, the Company continues to target realizing approximately $180 million of pre-tax synergies driven by procurement, supply chain, and general and administrative savings by the end of fiscal year 2022.

The Company's total Plan pre-tax restructuring costs are expected to be approximately $200 million. The Company estimates that approximately $150 million of the $200 million total costs will result in cash expenditures. Cash payments for the first quarter of fiscal year 2020 were $18.0 million, which includes $6.0 million of restructuring related expenditures. Cash payments of approximately $80 million are expected for the balance of the fiscal year. The 2019 Bemis Integration Plan relates to the Flexibles segment and Corporate and is expected to be completed by the end of fiscal year 2022.

2018 Rigid Packaging Restructuring Plan

On August 21, 2018, the Company announced a restructuring plan in Amcor Rigid Packaging ("2018 Rigid Packaging Restructuring Plan") aimed at reducing structural costs and optimizing the footprint. The Plan includes the closures of manufacturing facilities and headcount reductions to achieve manufacturing footprint optimization and productivity improvements as well as overhead cost reductions.

The Company's total Plan pre-tax restructuring costs are expected to be approximately $95 million with the main component being the cost to exit manufacturing facilities and employee related costs. The Company estimates that approximately $65 million of the $95 million total costs will result in cash expenditures. Cash payments for the first quarter of fiscal year 2020 were $3.0 million, with $15 million to $20 million expected during the remainder of the fiscal year. The Plan is expected to be materially completed during this fiscal year.

Other Restructuring Plans

The Company entered into other individually immaterial restructuring plans ("Other Restructuring Plans"). The Company's restructuring charge related to these Plans was approximately $0.3 million and $2.4 million for the three months ended September 30, 2019 and 2018, respectively.

Consolidated Amcor Restructuring Plans

The total costs incurred from the beginning of the Company's restructuring plans are as follows:

($ in millions)	2018 Rigid Packaging Restructuring Plan	2019 Bemis Integration Plan	Other Restructuring Plans (1)	Total Restructuring and Related Expenses
Fiscal year 2019 net charges to earnings	64.1	47.9	18.8	130.8
Fiscal year 2020 first quarter net charges to earnings	3.4	13.9	0.3	17.6
Expense incurred to date	$67.5	$61.8	$19.1	$148.4

(1)	The Company entered into other individually immaterial restructuring plans. The Company's total incurred restructuring charge for these plans primarily relates to the Flexibles segment. Cash payments for these plans during the first quarter of fiscal year 2020 were $7.8 million.

An analysis of the Company's restructuring plan liability is as follows:

($ in millions)	Employee Costs	Fixed Asset Related Costs	Other Costs	Total Restructuring Related Costs
Liability balance at June 30, 2019	72.5	6.7	8.4	87.6
Net charges to earnings	9.1	2.3	6.2	17.6
Cash paid	(17.2)	—	(5.6)	(22.8)
Non-cash and other	(1.0)	—	—	(1.0)
Foreign currency translation	(2.6)	(0.2)	(0.1)	(2.9)
Liability balance at September 30, 2019	$60.8	$8.8	$8.9	78.5

The costs related to restructuring activities have been presented on the consolidated statement of income as restructuring and related expenses. The accruals related to restructuring activities have been recorded on the unaudited condensed consolidated balance sheet under other current liabilities.

Note 6 - Inventories, Net

Inventories, net are summarized as follows:

($ in millions)	September 30, 2019	June 30, 2019
Raw materials and supplies	$865.8	$864.6
Work in process and finished goods	1,107.0	1,180.9
Less: inventory reserves	(98.4)	(91.7)
Total inventories, net	$1,874.4	$1,953.8

Note 7 - Goodwill and Other Intangible Assets

Changes in the carrying amount of goodwill attributable to each reportable segment follow:

($ in millions)	Flexibles Segment	Rigid Packaging Segment	Total
Balance as of June 30, 2019	$4,180.8	$975.2	$5,156.0
Acquisition and acquisition adjustments	(6.6)	—	(6.6)
Currency translation	(30.6)	(1.5)	(32.1)
Balance as of September 30, 2019	$4,143.6	$973.7	$5,117.3

There is a $4.0 million accumulated goodwill impairment loss in the Rigid Packaging reportable segment as of September 30, 2019 and June 30, 2019.

Other Intangible Assets

The components of intangible assets follows:

	September 30, 2019
($ in millions)	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Customer relationships	$1,945.1	$(173.5)	$1,771.6
Computer software	228.2	(124.9)	103.3
Other (1)	329.2	(81.1)	248.1
Reported balance	$2,502.5	$(379.5)	$2,123.0

	June 30, 2019
($ in millions)	Gross Carrying Amount	Accumulated Amortization and Impairment	Net Carrying Amount
Customer relationships	$2,053.7	$(144.0)	$1,909.7
Computer software	221.3	(127.0)	94.3
Other (1)	350.6	(47.8)	302.8
Reported balance	$2,625.6	$(318.8)	$2,306.8

(1)	Other includes $14.0 million and $14.2 million for September 30, 2019 and June 30, 2019, respectively, of acquired intellectual property assets not yet being amortized as the related R&D projects have not yet been completed.

Amortization expense for intangible assets during the three months ended September 30, 2019 and 2018 were $73.5 million and $8.1 million, respectively.

Note 8 - Fair Value Measurements

The fair values of the Company’s financial assets and financial liabilities listed below reflect the amounts that would be received to sell the assets or paid to transfer the liabilities in an orderly transaction between market participants at the measurement date (exit price).

The Company’s non-derivative financial instruments primarily include cash and cash equivalents, trade receivables, trade payables, short-term debt and long-term debt. At September 30, 2019 and June 30, 2019, the carrying value of these financial instruments, excluding long-term debt, approximates fair value because of the short-term maturities of these instruments.

The fair value of long-term debt with variable interest rates approximates its carrying value. The fair value of the Company’s long-term debt with fixed interest rates is based on market prices, if available, or expected future cash flows discounted at the current interest rate for financial liabilities with similar risk profiles. The carrying values and estimated fair values of long-term debt with fixed interest rates (excluding capital leases) were as follows:

	September 30, 2019		June 30, 2019
		Fair Value		Fair Value
($ in millions)	Carrying Value	(Level 2)	Carrying Value	(Level 2)
Total long-term debt with fixed interest rates (excluding commercial paper and capital leases)	$2,536.2	$2,650.0	$2,955.6	$3,041.3

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

Additionally, the Company measures and records certain assets and liabilities, including derivative instruments and contingent purchase consideration liabilities, at fair value. The following table summarizes the fair value of these instruments, which are measured at fair value on a recurring basis, by level, within the fair value hierarchy:

	September 30, 2019
($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Commodity contracts	$—	$—	$—	$—
Forward exchange contracts	—	11.3	—	11.3
Interest rate swaps	—	32.8	—	32.8
Cross currency interest rate swaps	—	2.4	—	2.4
Total assets measured at fair value	$—	$46.5	$—	$46.5

Liabilities
Contingent purchase consideration liabilities	$—	$—	$13.6	$13.6
Commodity contracts	—	4.6	—	4.6
Forward exchange contracts	—	7.4	—	7.4
Interest rate swaps	—	—	—	—
Total liabilities measured at fair value	$—	$12.0	$13.6	$25.6

	June 30, 2019
($ in millions)	Level 1	Level 2	Level 3	Total
Assets
Commodity contracts	$—	$—	$—	$—
Forward exchange contracts	—	5.5	—	5.5
Interest rate swaps	—	32.8	—	32.8
Total assets measured at fair value	$—	$38.3	$—	$38.3

Liabilities
Contingent purchase consideration liabilities	$—	$—	$13.6	$13.6
Commodity contracts	—	4.6	—	4.6
Forward exchange contracts	—	9.3	—	9.3
Interest rate swaps	—	—	—	—
Total liabilities measured at fair value	$—	$13.9	$13.6	$27.5

The fair value of the commodity contracts was determined using a discounted cash flow analysis based on the terms of the contracts and observed market forward prices discounted at a currency-specific rate. Forward exchange contract fair values were determined based on quoted prices for similar assets and liabilities in active markets using inputs such as currency rates and forward points. The fair value of the interest rate swaps was determined using a discounted cash flow method based on market-based swap yield curves, taking into account current interest rates.

The fair value of the contingent purchase consideration liabilities was determined for each arrangement individually. The fair value was determined using the income approach with significant inputs that are not observable in the market. Key assumptions include the discount rates consistent with the level of risk of achievement and probability adjusted financial projections. The expected outcomes are recorded at net present value, which requires adjustment over the life for changes in risks and probabilities.

The fair value of contingent purchase consideration liabilities is included in other current liabilities and other non-current liabilities in the unaudited condensed consolidated balance sheet.

Note 9 - Derivative Instruments

Amcor periodically uses derivatives and other financial instruments to hedge exposures to interest rate, commodity and currency risks. The Company does not hold or issue financial instruments for speculative or trading purposes. For hedges that meet the hedge accounting criteria, the Company, at inception, formally designates and documents the instrument as a fair value hedge or a cash flow hedge of a specific underlying exposure. On an ongoing basis, the Company assesses and documents that its hedges have been and are expected to continue to be highly effective.

Interest Rate Risk

The Company’s policy is to manage exposure to interest rate risk by maintaining a mixture of fixed-rate and variable-rate debt, monitoring global interest rates and, where appropriate, hedging floating interest rate exposure or debt at fixed interest rates through the use of interest rate swaps. For interest rate swaps that are accounted for as fair value hedges, changes in the fair value of both the hedging instruments and the underlying debt obligations are immediately recognized in interest expense. Changes in the fair value of interest rate swaps that have not been designated as hedging instruments are reported in the accompanying unaudited condensed consolidated statement of income under other non-operating income (loss), net.

During the three months ended September 30, 2019, the Company entered into a cross-currency interest rate swap with a notional amount of $100.0 million. The Company did not designate it as a hedging instrument and thus changes in fair value were immediately recognized in earnings.

As of September 30, 2019 and June 30, 2019, the total notional amount of the Company’s receive-fixed/pay-variable interest rate swaps accounted for as fair value hedges was $828.3 million and $841.1 million, respectively.

Foreign Currency Risk

The Company manufactures and sells its products and finances operations in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. The purpose of the Company’s foreign currency hedging program is to manage the volatility associated with the changes in exchange rates.

To manage this exchange rate risk, the Company utilizes forward contracts. Contracts that qualify for hedge accounting are designated as cash flow hedges of certain forecasted transactions denominated in foreign currencies. The effective portion of the changes in fair value of these instruments is reported in AOCI and reclassified into earnings in the same financial statement line item and in the same period or periods during which the related hedged transactions affect earnings. The ineffective portion is immediately recognized in the unaudited condensed consolidated statement of income. Changes in the fair value of forward contracts that have not been designated as hedging instruments are reported in the accompanying unaudited condensed consolidated statement of income.

As of September 30, 2019 and June 30, 2019, the notional amount of the outstanding forward contracts was $1.3 billion and $1.0 billion, respectively.

The Company manages its currency exposure related to the net assets of its foreign operations primarily through borrowings denominated in the relevant currency. Foreign currency gains and losses from the remeasurement of external borrowings designated as net investment hedges of a foreign operation are recognized in AOCI, to the extent that the hedge is effective. The ineffective portion is immediately recognized in other non-operating income (loss), net in the unaudited condensed consolidated statement of income. When a hedged net investment is disposed of, a percentage of the cumulative amount recognized in AOCI in relation to the hedged net investment is recognized in the unaudited condensed consolidated statement of income as part of the profit or loss on disposal.

As of September 30, 2019, the carrying value of commercial paper issued which is designated as a net investment hedge was $67.0 million.

Commodity Risk

Certain raw materials used in the Company's production processes are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. To manage the volatility in earnings due to price fluctuations, the Company utilizes fixed price swaps. Information about commodity price exposure is derived from supply forecasts submitted by customers and these exposures are hedged by a central treasury unit. Changes in the fair value of commodity hedges are recognized in AOCI. The cumulative amount of the hedge is recognized in the unaudited condensed consolidated statement of income when the forecast transaction is realized.

At September 30, 2019 and June 30, 2019, the Company had the following outstanding commodity contracts that were entered into to hedge forecasted purchases:

	September 30, 2019	June 30, 2019
Commodity	Volume	Volume
Aluminum	34,571 tons	29,342 tons

The following tables provide the location of derivative instruments in the unaudited condensed consolidated balance sheet:

($ in millions)	Balance Sheet Location	September 30, 2019	June 30, 2019
Assets
Derivatives in cash flow hedging relationships:
Forward exchange contracts	Other current assets	$2.9	$2.4
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other current assets	8.3	2.7
Cross currency interest rate swaps	Other current assets	2.4	—
Total current derivative contracts		13.6	5.1
Derivatives in fair value hedging relationships:
Interest rate swaps	Other non-current assets	32.8	32.8
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other non-current assets	0.1	0.4
Total non-current derivative contracts		32.9	33.2
Total derivative asset contracts		$46.5	$38.3

Liabilities
Derivatives in cash flow hedging relationships:
Commodity contracts	Other current liabilities	$4.6	$4.6
Forward exchange contracts	Other current liabilities	2.0	1.5
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other current liabilities	5.4	7.1
Total current derivative contracts		12.0	13.2
Derivatives in cash flow hedging relationships:
Forward exchange contracts	Other non-current liabilities	—	0.3
Derivatives not designated as hedging instruments:
Forward exchange contracts	Other non-current liabilities	—	0.4
Total non-current derivative contracts		—	0.7
Total derivative liability contracts		$12.0	$13.9

In addition to the fair value associated with derivative instruments noted in the table above, the Company had a carrying value of $67.0 million associated with non-derivative instruments designated as foreign currency net investment hedges as of both September 30, 2019 and June 30, 2019. The designated foreign currency-denominated debt is included in long-term debt in the unaudited condensed consolidated balance sheet.

Certain derivative financial instruments are subject to master netting arrangements and are eligible for offset. The Company has made an accounting policy election not to offset the fair values of these instruments within the unaudited condensed consolidated balance sheet.

The following tables provide the effects of derivative instruments on AOCI and in the unaudited condensed consolidated statement of income:

	Location of Gain (Loss) Reclassified from AOCI into Income	Gain (Loss) Reclassified from AOCI into Income (Effective Portion)
	(Effective	Three Months Ended September 30,
($ in millions)	Portion)	2019	2018
Derivatives in cash flow hedging relationships
Commodity contracts	Cost of sales	$(1.5)	$0.5
Forward exchange contracts	Net sales	(0.4)	0.1
Forward exchange contracts	Cost of sales	0.1	0.2
Total		$(1.8)	$0.8

	Location of Gain (Loss) Recognized in the Unaudited Condensed Consolidated	Gain (Loss) Recognized in Income for Derivatives not Designated as Hedging Instruments
	Statement of	Three Months Ended September 30,
($ in millions)	Income	2019	2018
Derivatives not designated as hedging instruments
Forward exchange contracts	Other income, net	$(0.3)	$(0.6)
Cross currency interest rate swaps	Other income, net	(2.4)	(0.1)
Total		$(2.7)	$(0.7)

	Location of Gain (Loss) Recognized in the Unaudited Condensed Consolidated	Gain (Loss) Recognized in Income for Derivatives in Fair Value Hedging Relationships
	Statement of	Three Months Ended September 30,
($ in millions)	Income	2019	2018
Derivatives in fair value hedging relationships
Interest rate swaps	Interest expense	$(0.1)	$(3.7)
Total		$(0.1)	$(3.7)

Note 10 - Leases

The Company has operating leases for certain manufacturing sites, office space, warehouses, land, vehicles and equipment. Most leases include the option to renew, with renewal terms that can extend the lease term from one to five years or more. Right-of-use lease assets and lease liabilities are recognized at the commencement date based on the present value of the remaining lease payments over the lease term which includes renewal periods the Company is reasonably certain to exercise. Short term leases with a term of twelve months or less, including reasonably certain holding periods, are not recorded on the balance sheet. The Company's leases do not contain any material residual value guarantees or material restrictive covenants. At September 30, 2019, the Company does not have material lease commitments that have not commenced.

The components of lease expense were as follows:

(in millions)

Three Months Ended September 30,
Statement of Income Location	2019
Operating leases
Cost of products sold	$22.7
Selling, general and administrative expenses	5.7
Total lease cost (1)	$28.4

(1)	Includes short-term leases and variable lease costs, which are immaterial.

Lease costs for finance leases were immaterial for the three months ended September 30, 2019.

Supplemental balance sheet information related to leases was as follows:

(in millions)	Balance Sheet Location	September 30, 2019
Assets
Operating lease assets	Operating lease assets	$569.8
Finance lease assets (1)	Property, plant and equipment, net	2.3
Total lease assets		$572.1

Liabilities
Operating leases:
Current operating lease liabilities	Other current liabilities	$83.7
Non-current operating lease liabilities	Operating lease liabilities	506.8
Finance leases:
Current finance lease liabilities	Current portion of long-term debt	1.3
Non-current finance lease liabilities	Long-term debt, less current portion	2.9
Total lease liabilities		$594.7

(1)	Finance lease assets are recorded net of accumulated amortization of $7.8 million at September 30, 2019.

As the Company's leases do not provide an implicit rate, the Company uses its incremental borrowing rate as of the commencement date to determine the present value of lease payments.

Supplemental cash flow information related to leases was as follows:

Three Months Ended September 30,
(in millions)	2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$27.0

Lease assets obtained in exchange for new lease obligations:
Operating leases	$25.7
Finance leases	$0.8

Maturities of lease liabilities were as follows:

(in millions)	Operating Leases	Finance Leases
Remainder of 2020	$82.8	$1.4
2021	94.2	1.1
2022	82.5	1.0
2023	71.7	0.8
2024	61.3	0.7
Thereafter	351.0	0.3
Total lease payments	743.5	5.3
Less: imputed interest	153.0	1.1
Present value of lease liabilities	$590.5	$4.2

The Company’s future minimum lease commitments as of June 30, 2019, under Accounting Standard Codification Topic 840, the predecessor to Topic 842, are as follows:

(in millions)	Operating Leases
2020	$97.6
2021	90.4
2022	77.7
2023	67.3
2024	55.9
Thereafter	301.8
Total minimum obligations	$690.7

The weighted average remaining lease term and discount rate are as follows:

September 30, 2019
Weighted average remaining lease term (in years):
Operating leases	10.2
Finance leases	4.1

Weighted average discount rate:
Operating Leases	4.3%
Finance leases	10.0%

Note 11 - Components of Net Periodic Benefit Cost

Net periodic benefit cost for benefit plans include the following components:

	Three Months Ended September 30,
($ in millions)	2019	2018
Service cost	$6.2	$3.9
Interest cost	12.3	6.7
Expected return on plan assets	(18.0)	(8.4)
Amortization of net loss	1.5	1.0
Amortization of prior service credit	(0.4)	(0.5)
Net periodic benefit cost	$1.6	$2.7

Note 12 - Income Taxes

The Company computes its provision for income taxes by applying the estimated annual effective tax rate to year to date income before income taxes and equity in income of affiliated companies and adjusts for discrete tax items recorded in the period.

The provision for income taxes for the three months ended September 30, 2019 is based on our projected annual effective tax rate for fiscal year 2020, adjusted for specific items that are required to be recognized in the period in which they are incurred.

Income tax expense for the three months ended September 30, 2019 is $21.8 million compared to $21.7 million in the same period in 2018. The effective tax rate increased by 5.1%, from 17.8% to 22.9%. The modest increase in income tax provision and the increase in the effective tax rate was primarily related to non-deductible restructuring and transaction costs and the increase of operating income earned in higher tax jurisdictions as a result of the Bemis acquisition.

Note 13 - Shareholders' Equity

The changes in ordinary and treasury shares during the three months ended September 30, 2019 and 2018 were as follows:

	Ordinary Shares		Treasury Shares
(shares and $ in millions)	Number of Shares	Amount	Number of Shares	Amount
Balance as of June 30, 2018	1,158.1	$—	0.9	$(10.7)
Options exercised and shares vested			(2.6)	26.7
Settlement of forward contracts to purchase own equity to meet share base incentive plans, net of tax			2.5	(25.1)
Purchase of treasury shares			2.1	(21.2)
Balance as of September 30, 2018	1,158.1	$—	2.9	$(30.3)

Balance as of June 30, 2019	1,625.9	$16.3	1.4	$(16.1)
Share buy-back/cancellations	(5.8)	(0.1)
Options exercised and shares vested			(1.4)	14.8
Purchase of treasury shares			1.1	(10.2)
Balance as of September 30, 2019	1,620.1	$16.2	1.1	$(11.5)

The changes in the components of accumulated other comprehensive income (loss) during the three months ended September 30, 2019 and 2018 were as follows:

	Foreign Currency Translation	Net Investment Hedge	Pension	Effective Derivatives	Total Accumulated Other Comprehensive
($ in millions)	(Net of Tax)	(Net of Tax)	(Net of Tax)	(Net of Tax)	Income (Loss)
Balance as of June 30, 2018	$(669.3)	$—	$(30.6)	$(8.6)	$(708.5)
Other comprehensive income (loss) before reclassifications	33.5	(24.9)	(0.1)	(1.4)	7.1
Amounts reclassified from accumulated other comprehensive income (loss)	—	—	0.4	(0.8)	(0.4)
Net current period other comprehensive income (loss)	33.5	(24.9)	0.3	(2.2)	6.7
Balance as of September 30, 2018	$(635.8)	$(24.9)	$(30.3)	$(10.8)	$(701.8)

Balance as of June 30, 2019	$(609.4)	$(11.2)	$(89.6)	$(12.2)	$(722.4)
Other comprehensive income (loss) before reclassifications	(59.5)	(1.9)	—	(1.2)	(62.6)
Amounts reclassified from accumulated other comprehensive income (loss)	8.8	—	0.9	1.8	11.5
Net current period other comprehensive income (loss)	(50.7)	(1.9)	0.9	0.6	(51.1)
Balance as of September 30, 2019	$(660.1)	$(13.1)	$(88.7)	$(11.6)	$(773.5)

The following tables provide details of amounts reclassified from accumulated other comprehensive income (loss):

	Three Months Ended September 30,
($ in millions)	2019	2018
Amortization of pension:
Amortization of prior service credit	$(0.4)	$(0.5)
Amortization of actuarial loss	1.5	1.0
Total before tax effect	1.1	0.5
Tax benefit on amounts reclassified into earnings	(0.2)	(0.1)
Total net of tax	$0.9	$0.4

(Gains) losses on cash flow hedges:
Commodity contracts	$1.5	$(0.5)
Forward exchange contracts	0.3	(0.3)
Total before tax effect	1.8	(0.8)
Tax benefit on amounts reclassified into earnings	—	—
Total net of tax	$1.8	$(0.8)

(Gains) losses on foreign currency translation:
Foreign currency translation adjustment (1)	$8.8	$—
Total before tax effect	8.8	—
Tax benefit on amounts reclassified into earnings	—	—
Total net of tax	$8.8	$—

(1)	The Company recorded a loss on the sale of the EC Remedy of $8.8 million, which is the result of the reclassification of accumulated foreign currency translation amounts from accumulated other comprehensive income to earnings. Refer to Note 4, "Discontinued Operations" for more information.

Note 14 - Segments

The Company's business is organized and presented in the two reportable segments outlined below:

Flexibles: Consists of operations that manufacture flexible and film packaging in the food and beverage, medical and pharmaceutical, fresh produce, snack food, personal care, and other industries.

Rigid Packaging: Consists of operations that manufacture rigid plastic containers for a broad range of predominantly beverage and food products, including carbonated soft drinks, water, juices, sports drinks, milk-based beverages, spirits and beer, sauces, dressings, spreads and personal care items and plastic caps for a wide variety of applications.

Other consists of the Company's equity method investments, including AMVIG, undistributed corporate expenses, intercompany eliminations and other business activities.

Operating segments are organized along the Company's product lines and geographical areas. In conjunction with the acquisition of Bemis, the Company reassessed its segment reporting structure in the first fiscal quarter of 2020 and elected to disaggregate the Flexibles Americas operating segment into Flexibles North America and Flexibles Latin America. The five Flexibles operating segments (Flexibles Europe, Middle East and Africa; Flexibles North America, Flexibles Latin America; Flexibles Asia Pacific and Specialty Cartons) have been aggregated in the Flexibles reporting segment as they exhibit similarity in long-term forecasted economic characteristics, similarity in the products they offer, their production technologies, the customers they serve, the nature of their service delivery models, and their regulatory environments.

In the fourth quarter of fiscal year 2019, in connection with the acquisition of Bemis, the Company changed its measure of segment performance from adjusted operating income to adjusted earnings before interest and tax ("EBIT") from continuing operations. The Company's chief operating decision maker, the Global Management Team ("GMT"), evaluates performance and allocates resources based on adjusted EBIT from continuing operations. The Company defines adjusted EBIT as operating income adjusted to eliminate the impact of certain items that the Company does not consider indicative of its ongoing operating performance and to include equity in income (loss) of affiliated companies. The GMT consists of the Managing Director and Chief Executive Officer and his direct reports and provides strategic direction and management oversight of the day to day activities of the Company.

The accounting policies of the reportable segments are the same as those in the consolidated financial statements. The Company also has investments in operations in AMVIG that are accounted for under the equity method of accounting and, accordingly, those results are not included in segment net sales.

The following table presents information about reportable segments:

	Three Months Ended September 30,
($ in millions)	2019	2018
Sales including intersegment sales
Flexibles	$2,430.8	$1,533.8
Rigid Packaging	710.6	729.0
Other	—	—
Total sales including intersegment sales	3,141.4	2,262.8

Intersegment sales
Flexibles	0.7	0.4
Rigid Packaging	—	—
Other	—	—
Total intersegment sales	0.7	0.4

Net sales	$3,140.7	$2,262.4

Adjusted EBIT from continuing operations
Flexibles	$290.5	$157.5
Rigid Packaging	70.5	68.3
Other	(25.9)	(14.4)
Adjusted EBIT from continuing operations	335.1	211.4
Less: Material restructuring programs (1)	(17.3)	(10.1)
Less: Impairments in equity method investments (2)	—	(2.5)
Less: Material acquisition costs and other (3)	(83.6)	(5.3)
Less: Amortization of acquired intangible assets from business combinations (4)	(68.3)	(4.8)
Add/(Less): Economic net investment hedging activities not qualifying for hedge accounting (5)	—	(2.7)
Less: Impact of hyperinflation (6)	(15.4)	(9.4)
EBIT from continuing operations	150.5	176.6

Interest income	6.7	2.9
Interest expense	(59.7)	(56.3)
Equity in (income) loss of affiliated companies, net of tax	(2.3)	(1.7)
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	$95.2	$121.5

(1)	Material restructuring programs includes the 2018 Rigid Packaging Restructuring Plan and the 2019 Bemis Integration Plan for the three months ended September 30, 2019. For the three months ended September 30, 2018, material restructuring plans include the 2018 Rigid Packaging Restructuring Plan. Refer to Note 5, "Restructuring Plans," for more information about the Company's restructuring plans.

(2)	Impairments in equity method investments includes the impairment charges related to other-than-temporary impairments related to the investment in AMVIG.

(3)	Material acquisition costs and other includes $58.0 million of Bemis acquisition related inventory fair value step-up and $25.6 million of Bemis transaction related costs and integration costs not qualifying as exit costs.

(4)	Amortization of acquired intangible assets from business combinations includes amortization expenses related to all acquired intangible assets from acquisitions impacting the periods presented, including $25.9 million of sales backlog amortization in the fiscal first quarter of 2020 from the Bemis acquisition.

(5)	Economic net investment hedging activities not qualifying for hedge accounting includes the exchange rate movements on external loans not deemed to be effective net investment hedging instruments resulting from the Company's conversion to U.S. GAAP from Australian Accounting Standards ("AAS") recognized in other non-operating income (loss), net.

(6)	Impact of hyperinflation includes the adverse impact of highly inflationary accounting for subsidiaries in Argentina where the functional currency was the Argentine Peso.

The Company does not have sales to a single customer that exceed 10% of consolidated net sales for the three months ended September 30, 2019. Sales to PepsiCo., and its subsidiaries, accounted for approximately 12.1% of net sales under multiple separate contractual agreements for the three months ended September 30, 2018. The Company sells to this customer in both the Rigid Packaging and the Flexibles reportable segments.

The following tables disaggregate net sales information by geography in which the Company operates based on manufacturing or selling operation:

	Three Months Ended September 30,
($ in millions)	2019	2018
North America	$1,492.9	$772.2
Latin America	388.7	263.3
Europe	885.5	885.2
Asia Pacific	373.6	341.7
Net sales	$3,140.7	$2,262.4

Note 15 - Earnings Per Share Computations

The Company applies the two-class method when computing its earnings per share ("EPS"), which requires that net income per share for each class of share be calculated assuming all of the Company's net income is distributed as dividends to each class of share based on their contractual rights.

Basic EPS is computed by dividing net income available to ordinary shareholders by the weighted-average number of ordinary shares outstanding after excluding the ordinary shares to be repurchased using forward contracts. Diluted EPS includes the effects of share options, restricted shares, performance rights, performance shares and share rights, if dilutive.

	Three Months Ended September 30,
(in millions, except per share amounts)	2019	2018
Numerator
Net income attributable to Amcor plc	$66.0	$98.4
Distributed and undistributed earnings attributable to shares to be repurchased	—	(0.2)
Net income available to ordinary shareholders of Amcor plc—basic and diluted	$66.0	$98.2
Net income available to ordinary shareholders of Amcor plc from continuing operations—basic and diluted	$73.7	$98.2
Net income available to ordinary shareholders of Amcor plc from discontinued operations—basic and diluted	$(7.7)	$—

Denominator
Weighted-average ordinary shares outstanding	1,623.5	1,156.5
Weighted-average ordinary shares to be repurchased by Amcor plc	(0.3)	(2.5)
Weighted-average ordinary shares outstanding for EPS—basic	1,623.2	1,154.0
Effect of dilutive shares	2.9	4.7
Weighted-average ordinary shares outstanding for EPS—diluted	1,626.1	1,158.7

Per ordinary share income
Income from continuing operations	$0.05	$0.09
Income from discontinued operations	(0.01)	—
Basic earnings per ordinary share	$0.04	$0.09

Income from continuing operations	$0.05	$0.08
Income from discontinued operations	(0.01)	—
Diluted earnings per ordinary share	$0.04	$0.08

Certain outstanding share options were excluded from the diluted earnings per share calculation because they were anti-dilutive. The excluded share options represented an aggregate of 17.3 million and 7.6 million shares in the three months ended September 30, 2019 and 2018, respectively.

Note 16 - Contingencies and Legal Proceedings

Contingencies

The Company's operations in Brazil are involved in various governmental assessments, principally related to claims for excise and income taxes. The Company does not believe that the ultimate resolution of these matters will materially impact the Company's consolidated results of operations, financial position or cash flows. Under customary local regulations, the Company's Brazilian subsidiaries may need to post cash or other collateral if a challenge to any administrative assessment proceeds to the Brazilian court system; however, the level of cash or collateral already pledged or potentially required to be pledged would not significantly impact the liquidity of Amcor. At September 30, 2019 and June 30, 2019, the Company has recorded an accrual of $15.3 million and $16.4 million, respectively, included in other non-current liabilities in the unaudited condensed consolidated balance sheet and has estimated a reasonably possible loss exposure in excess of the accrual of $25.5 million and $23.7 million, respectively. The litigation process is subject to many uncertainties and the outcome of individual matters cannot be accurately predicted. The Company's assessments are based on its knowledge and experience, but the ultimate outcome of any of these matters may differ from the Company's estimates.

As of September 30, 2019, Amcor provided letters of credit of $42.2 million and deposited cash of $13.1 million with the courts to continue to defend the cases.

Legal Proceedings

On April 18, 2019, prior to the closure of the Amcor and Bemis transaction, litigation funding firm, Burford Capital, notified Bemis on behalf of two shareholder funds (BCIM Strategic Value Master Fund LP and BCIM SV SMA I LLC) that the funds would not accept the fixed exchange ratio for Amcor shares and instead intended to file a case asking a Missouri state court to appraise the value of their Bemis shares and compensate them accordingly. On June 24, 2019, the Burford funds sent a formal written demand for payment of the fair value of the funds’ shares. On September 6, the Burford funds filed a Petition for Appraisal of Stock in the Missouri court. As the Company is in the very early stages of this proceeding, it is difficult to predict the potential outcome.

Two lawsuits brought by purported holders of Bemis stock against Bemis and Bemis directors and officers are pending in federal court in the U.S. District Court for the Southern District of New York, in which plaintiffs are seeking damages for alleged violations of the Exchange Act of 1934 and U.S. Securities and Exchange Commission rules and regulations. Plaintiffs allege a failure to disclose adequately information in the proxy statement issued in connection with the Amcor-Bemis merger. The cases are: Dixon, et al. v. Bemis Company, Inc. et al. and Stein v. Bemis Company, Inc. et al., which were instituted on April 15, 2019 and April 17, 2019, respectively.

In addition, a purported holder of Bemis stock filed a putative derivative suit in the Cole County Circuit Court, Nineteenth Judicial District of Missouri, against Bemis directors and Amcor, alleging that the directors breached fiduciary duties in connection with the Amcor-Bemis merger and that Amcor aided and abetted breaches of fiduciary duty. The case is Scarantino, et al. v. Amcor Limited, et al., which was instituted on April 19, 2019.

Amcor intends to defend the claims made in the pending actions. It is too early for Amcor to provide any reliable assessment of the likely quantum of any damages that may become payable if its defense is unsuccessful in whole or in part. Although it is not possible at present to establish a reliable assessment of damages, there can be no assurance that any damages that may be awarded will not be material to the results of operations or financial condition of Amcor.

Note 17 - Subsequent Events

On November 7, 2019, the Company's Board of Directors declared a quarterly cash dividend of $0.12 per share to be paid on December 17, 2019 to shareholders of record as of November 28, 2019.

Note 18 - Supplemental Guarantor Information

Amcor plc, along with subsidiary guarantors, fully and unconditionally guarantee certain senior notes issued on June 13, 2019 by the 100% owned subsidiaries, Amcor Finance (USA), Inc. and Bemis Company, Inc. The notes issued by Bemis Company, Inc. are guaranteed on a joint and several basis by its parent entity Amcor plc and the subsidiary guarantors Amcor Pty Ltd (formerly known as Amcor Limited), Amcor Finance (USA), Inc and Amcor UK Finance plc. The notes issued by Amcor Finance (USA), Inc. are guaranteed on a joint and several basis by its parent entity Amcor plc and the subsidiary guarantors Amcor Pty Ltd, Bemis Company, Inc. and Amcor UK Finance plc. The guarantees will be unsecured and unsubordinated obligations of the guarantors and will rank equally with all existing and future unsecured and unsubordinated debt of each guarantor. None of our other subsidiaries guarantee such notes.

Set forth below are the condensed consolidating financial information presenting the results of operations, financial position, and cash flows of Amcor plc (as parent guarantor), Bemis Company, Inc. and Amcor Finance (USA), Inc. (as subsidiary issuers of the notes and guarantors of each other’s notes), the remaining subsidiary guarantors, and the non-guarantor subsidiaries on a combined basis and eliminations necessary to arrive at the total reported information on a consolidated basis.

This condensed consolidating financial information has been prepared and presented pursuant to the SEC Regulation S-X Rule 3-10, “Financial Statements of Guarantors and Issuers of Guaranteed Securities Registered or being Registered.” This information is not intended to present the financial position, results of operations, and cash flows of the individual companies or groups of companies in accordance with U.S. GAAP. Eliminations represent adjustments to eliminate investments in subsidiaries and intercompany balances and transactions between or among the parent guarantor, subsidiary issuer, subsidiary guarantors, and the non-guarantor subsidiaries.

Note certain columns and rows in the following tables may not add due to the use of rounded numbers.

Condensed Consolidated Statement of Comprehensive Income

For the Three Months Ended September 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net sales	-	-	235.5	-	2,906.1	(0.9)	3,140.7
Cost of sales	-	-	(194.2)	-	(2,400.7)	0.9	(2,594.0)
Gross profit	-	-	41.3	-	505.4	-	546.7
Selling, general and administrative expenses	(5.3)	-	(12.6)	26.3	(380.3)	-	(371.9)
Research and development expenses	-	-	(6.7)	-	(19.2)	-	(25.9)
Restructuring and related expenses	-	-	(0.4)	-	(17.2)	-	(17.6)
Other income, net	-	0.4	(0.8)	3.2	6.5	-	9.3
Operating income	(5.3)	0.4	20.9	29.5	95.1	-	140.6
Interest income	-	51.5	1.7	30.3	47.0	(123.9)	6.7
Interest expense	(0.2)	(50.3)	(12.4)	(29.8)	(90.7)	123.9	(59.7)
Other non-operating income (loss), net	-	-	4.8	1.6	1.2	-	7.6
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	(5.5)	1.5	15.0	31.6	52.5	-	95.2
Income tax expense	1.0	(0.4)	(29.7)	5.0	2.2	-	(21.8)
Equity in income (loss) from affiliated comp.	70.4	-	28.6	14.0	22.8	(133.6)	2.3
Income from continuing operations	66.0	1.1	13.9	50.7	77.5	(133.6)	75.7
Income/(loss) from discontinued operations, net of tax	-	-	9.6	-	(17.3)	-	(7.7)
Net income	66.0	1.1	23.5	50.7	60.2	(133.6)	68.0
Non-controlling interests	-	-	-	-	(2.0)	-	(2.0)
Net income attributable to Amcor plc	66.0	1.1	23.5	50.7	58.2	(133.6)	66.0

Other comprehensive income attributable to Amcor plc	(51.1)	0.2	(43.8)	(26.5)	(122.5)	192.6	(51.1)

Total comprehensive income attributable to Amcor plc	14.9	1.4	(20.2)	24.2	(64.2)	58.9	14.9

Condensed Consolidated Statement of Comprehensive Income

For the Three Months Ended September 30, 2018

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net sales	-	-	-	2,262.4	-	2,262.4
Cost of sales	-	-	-	(1,868.6)	-	(1,868.6)
Gross profit	-	-	-	393.8	-	393.8
Selling, general and administrative expenses	(6.3)	-	-	(192.0)	-	(198.3)
Research and development expenses	-	-	-	(14.2)	-	(14.2)
Restructuring and related expenses	(0.2)	-	-	(12.3)	-	(12.5)
Other income, net	0.1	(0.7)	-	9.3	-	8.7
Operating income	(6.4)	(0.7)	-	184.5	-	177.5
Interest income	17.5	46.0	23.0	41.9	(125.4)	2.9
Interest expense	(37.3)	(40.7)	(10.9)	(92.9)	125.4	(56.3)
Other non-operating income (loss), net	(97.9)	-	-	95.3	-	(2.6)
Income from continuing operations before income taxes and equity in income (loss) of affiliated companies	(124.1)	4.6	12.0	228.9	-	121.5
Income tax expense	31.4	(1.2)	(2.3)	(49.6)	-	(21.7)
Equity in income (loss) from affiliated companies	191.1	-	(6.3)	8.5	(191.6)	1.7
Income from continuing operations	98.4	3.5	3.4	187.8	(191.6)	101.5
Income/(loss) from discontinued operations, net of tax	-	-	-	-	-	-
Net income	98.4	3.5	3.4	187.8	(191.6)	101.5
Non-controlling interests	-	-	-	(3.1)	-	(3.1)
Net income attributable to Amcor plc	98.4	3.5	3.4	184.8	(191.6)	98.4

Other comprehensive income attributable to Amcor plc	6.7	0.3	4.6	(61.2)	56.4	6.7

Total comprehensive income attributable to Amcor plc	105.1	3.7	8.0	123.4	(135.2)	105.1

Condensed Consolidated Balance Sheet

As of September 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	-	4.2	5.4	26.8	1,254.6	(810.9)	480.2
Trade receivables, net	-	1.0	113.0	4.6	1,688.2	(17.2)	1,789.5
Inventories, net	-	-	133.4	-	1,741.0	-	1,874.4
Prepaid expenses and other current assets	10.6	44.3	54.3	44.3	369.6	(104.9)	418.1
Total current assets	10.6	49.5	306.1	75.7	5,053.4	(933.0)	4,562.2
Non-current assets:
Investments in affiliated companies	-	-	-	-	103.1	-	103.1
Investments in subsidiaries	5,714.0	-	6,571.3	3,023.5	552.1	(15,860.9)	-
Property, plant & equipment, net	-	-	298.5	-	3,570.5	-	3,869.0
Operating lease assets	-	-	-	-	569.8	-	569.8
Deferred tax assets	-	0.1	-	56.9	99.8	-	156.7
Other intangible assets, net	-	-	71.1	-	2,051.9	-	2,123.0
Goodwill	-	-	529.2	-	4,588.1	-	5,117.3
Employee benefit assets	-	-	-	-	39.5	-	39.5
Other non-current assets	-	3,827.3	364.9	7,447.8	8,135.1	(19,585.0)	190.1
Total non-current assets	5,714.0	3,827.4	7,835.0	10,528.1	19,709.9	(35,445.9)	12,168.5
Total assets	5,724.5	3,876.9	8,141.1	10,603.8	24,763.3	(36,378.9)	16,730.7
Liabilities
Current liabilities:
Current portion of long-term debt	-	-	-	(0.1)	5.1	-	5.0
Short-term debt	85.7	28.2	-	584.0	425.8	(810.9)	312.8
Trade payables	8.5	-	108.6	5.8	1,786.3	(17.2)	1,891.9
Accrued employee costs	0.1	-	45.3	0.3	298.3	-	343.9
Other current liabilities	206.1	33.2	60.4	34.1	1,057.1	(104.9)	1,286.0
Total current liabilities	300.3	61.4	214.3	624.0	3,572.6	(933.0)	3,839.6
Non-current liabilities:
Long-term debt, less current portion	-	3,767.9	2,566.0	9,029.4	9,676.4	(19,585.0)	5,454.8
Operating lease liabilities	-	-	-	-	506.8	-	506.8
Deferred tax liabilities	-	-	107.1	(0.1)	743.8	-	850.8
Employee benefit obligations	-	-	75.1	-	297.3	-	372.4
Other non-current liabilities	-	-	10.2	0.6	204.1	-	214.9
Total non-current liabilities	-	3,767.9	2,758.3	9,029.9	11,428.6	(19,585.0)	7,399.7
Total liabilities	300.3	3,829.2	2,972.6	9,653.9	15,001.2	(20,518.0)	11,239.3
Shareholders’ Equity
Total Amcor plc shareholders' equity	5,424.2	47.6	5,168.5	949.9	9,694.8	(15,860.9)	5,424.2
Non-controlling interests	-	-	-	-	67.2	-	67.2
Total shareholders' equity	5,424.2	47.6	5,168.5	949.9	9,762.0	(15,860.9)	5,491.4
Total liabilities and shareholders' equity	5,724.5	3,876.9	8,141.1	10,603.8	24,763.3	(36,378.9)	16,730.7

Condensed Consolidated Balance Sheet

As of June 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash & cash equivalents	-	402.2	2.5	82.8	1,502.1	(1,388.1)	601.6
Trade receivables, net	0.3	0.5	115.3	4.3	1,753.4	(9.5)	1,864.3
Inventories	-	-	147.9	-	1,805.9	-	1,953.8
Prepaid expenses and other current assets	-	89.4	54.2	47.8	369.4	(186.4)	374.3
Assets held for sale	-	-	-	-	416.1	-	416.1
Total current assets	0.3	492.1	319.9	135.0	5,846.9	(1,584.1)	5,210.1
Non-current assets:
Investments in affiliated companies	-	-	-	-	98.9	-	98.9
Investments in subsidiaries	5,636.1	-	6,646.3	3,050.5	550.5	(15,883.4)	-
Property, plant & equipment, net	-	-	304.3	-	3,670.7	-	3,975.0
Deferred tax assets	-	0.1	-	58.9	131.9	-	190.9
Other intangible assets, net	-	-	72.8	-	2,234.0	-	2,306.8
Goodwill	-	-	521.0	-	4,634.9	-	5,156.0
Employee benefit assets	-	-	-	-	40.2	-	40.2
Other non-current assets	-	3,700.5	310.2	7,709.4	6,635.8	(18,168.7)	187.1
Total non-current assets	5,636.1	3,700.6	7,854.5	10,818.8	17,997.0	(34,052.1)	11,954.9
Total assets	5,636.4	4,192.7	8,174.4	10,953.8	23,843.9	(35,636.2)	17,165.0
Liabilities
Current liabilities:
Current portion of long-term debt	-	-	-	-	5.7	(0.4)	5.4
Short-term debt	13.8	-	1.0	1,664.9	497.4	(1,388.1)	788.8
Trade payables	-	-	100.2	4.3	2,208.0	(9.2)	2,303.4
Accrued employee costs	-	-	51.6	2.1	324.8	-	378.4
Other current liabilities	13.7	41.4	82.3	71.6	1,021.9	(186.1)	1,044.9
Liabilities held for sale	-	-	-	-	20.9	-	20.9
Total current liabilities	27.5	41.4	235.1	1,742.8	4,078.7	(1,583.7)	4,541.8
Non-current liabilities:
Long-term debt, less current portion	-	4,104.5	2,513.7	8,309.3	8,550.7	(18,169.1)	5,309.0
Deferred tax liabilities	-	-	107.1	(0.1)	904.8	-	1,011.7
Employee benefit obligations	-	-	6.9	-	379.8	-	386.8
Other non-current liabilities	-	0.5	76.9	-	163.5	-	241.0
Total non-current liabilities	-	4,105.0	2,704.6	8,309.2	9,998.8	(18,169.1)	6,948.5
Total liabilities	27.5	4,146.4	2,939.7	10,052.0	14,077.5	(19,752.8)	11,490.3
Shareholders’ Equity
Total Amcor plc shareholders’ equity	5,609.0	46.3	5,234.7	901.7	9,700.7	(15,883.4)	5,609.0
Non-controlling interests	-	-	-	-	65.7	-	65.7
Total shareholders’ equity	5,609.0	46.3	5,234.7	901.7	9,766.4	(15,883.4)	5,674.7
Total liabilities and shareholders’ equity	5,636.4	4,192.7	8,174.4	10,953.8	23,843.9	(35,636.2)	17,165.0

Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2019

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Bemis Company, Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by (used in) operating activities	84.4	37.3	2.8	(26.5)	(99.6)	(87.8)	(89.4)

(Issuance)/repayment of loans to/from affiliates	-	(126.6)	528.4	(25.4)	(815.2)	438.8	-
Investments in affiliated companies	(98.3)	-	(0.6)	-	-	98.9	-
Purchase of property, plant and equipment and other intangible assets	-	-	(7.8)	-	(107.6)	-	(115.4)
Proceeds from divestitures	-	-	13.8	91.2	391.1	(98.9)	397.1
Proceeds from sale of property, plant and equipment and other intangible assets	-	-	-	-	2.4	-	2.4
Net cash provided by (used in) investing activities	(98.3)	(126.6)	533.7	65.8	(529.2)	438.8	284.1

Proceeds from issuance of shares	-	-	-	(2.2)	2.9	-	0.7
Purchase of treasury shares	-	-	-	-	(10.2)	-	(10.2)
Proceeds from issuance of long-term debt	-	25.5	524.4	1,471.4	254.6	(548.0)	1,728.0
Repayment of long-term debt	-	(363.4)	(1,056.9)	(444.9)	(48.9)	109.1	(1,805.0)
Net borrowing/(repayment) of short-term debt	71.9	29.2	(1.0)	(1,032.8)	772.1	-	(160.6)
Repayment of lease liabilities	-	-	-	-	(0.3)	-	(0.3)
Share buy-back/cancellations	(58.0)	-	-	-	(0.2)	-	(58.3)
Dividends paid to non-controlling interests	-	-	-	(87.8)	(0.5)	87.8	(0.5)
Other	-	-	-	1.2	(1.3)	-	-
Net cash provided by (used in) financing activities	13.9	(308.7)	(533.6)	(95.0)	968.1	(351.0)	(306.2)

Effect of exchange rates on cash and cash equivalents	-	-	-	(0.3)	(9.6)	-	(9.9)

Net increase (decrease) in cash and cash equivalents	-	(398.0)	2.9	(56.1)	329.8	-	(121.4)

Condensed Consolidated Statement of Cash Flows

For the Three Months Ended September 30, 2018

($ in millions)	Parent Guarantor	Amcor Finance (U.S.A) Inc.	Subsidiary Guarantors	Non- guarantor Subsidiaries	Eliminations	Total Company
Net cash provided by (used in) operating activities	147.0	30.4	24.1	(329.4)	(177.9)	(305.8)

Investments in affiliated companies	(8.3)	(137.7)	5.2	(136.1)	276.1	(0.8)
Business acquisition, net of cash acquired	(73.6)	-	-	-	73.6	-
Purchase of property, plant and equipment and other intangible assets	-	-	-	(112.8)	-	(112.8)
Proceeds from sale of property, plant and equipment and other intangible assets	-	-	-	7.8	-	7.8
Net cash provided by (used in) investing activities	(81.9)	(137.7)	5.2	(241.2)	349.7	(105.8)

Proceeds from issuance of shares	9.3	-	-	73.3	(73.6)	9.1
Settlement of forward contracts	(28.7)	-	-	-	-	(28.7)
Purchase of treasury shares	(13.2)	-	-	(8.0)	-	(21.2)
Proceeds from issuance of long-term debt	221.1	190.0	299.9	847.4	5.9	1,564.2
Repayment of long-term debt	(205.2)	(210.6)	(18.6)	(672.8)	(282.0)	(1,389.2)
Net borrowing/(repayment) of short-term debt	(29.8)	0.4	(50.0)	102.0	-	22.7
Repayment of lease liabilities	-	-	-	(0.5)	-	(0.5)
Dividends paid to non-controlling interests	-	-	-	(180.0)	177.9	(2.1)
Other	-	-	-	-	-	(0.0)
Net cash provided by (used in) financing activities	(46.5)	(20.2)	231.3	161.4	(171.8)	154.3

Effect of exchange rates on cash and cash equivalents	(0.3)	-	2.7	(11.8)	-	(9.3)

Net increase (decrease) in cash and cash equivalents	18.3	(127.5)	263.4	(420.9)	-	(266.6)